EXHIBIT 10.6
                                    AGREEMENT

         This Agreement is entered into this 5th day of December, 1995, by and between Mid-State Plastics, Inc., a North Carolina corporation having its principal place of business at Highway 220 North, Seagrove, North Carolina 27341 ("MSP") and Abbott Laboratories, an Illinois corporation having its principal place of business at One Abbott Park Road, Abbott Park, Illinois 60064-3500 ("Abbott").
         MSP has the know-how and manufacturing experience required to manufacture injection molded plastic products for Abbott. The parties have agreed that MSP will establish a manufacturing facility in Round Rock, Texas to produce injection molded plastic parts for Abbott and Abbott will purchase the manufacturing capacity of the facility to meet a portion of Abbott's plastic product requirements.
         In consideration of the premises and the mutual covenants and agreements herein contained, the parties, intended to be legally bound, agree as follows:
         1.       Injection Molding Facility
                  1.1 Upon the execution of this Agreement, MSP agrees to construct a "Class 100,000" clean molding facility (as defined in Exhibit A, attached hereto) to produce for Abbott injection modes plastic parts for medical use. MSP shall be responsible for the design, construction, financing (including insurance), staffing and operation of the plant. Unless otherwise agreed to by Abbott in writing, the plant shall be used exclusively for the manufacture of injection molded plastic parts for Abbott.
                  1.2 MSP shall lease for the term of this Agreement real property and buildings in Round Rock, Texas and shall install such tenant improvements, including machinery,

[*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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equipment and other physical improvements, including machinery, equipment and other physical assets, as are necessary to fulfill MSP's obligations under Paragraph 1.1 above. Such real property, buildings, machinery, equipment and other physical assets, as are necessary to fulfill MSP's obligations under Paragraph 1.1 above. Such real property, buildings, machinery, equipment and other assets are hereinafter referred to as the "premises," MSP's lease for the real property and buildings shall include an option for MSP to purchase the real estate and buildings at the expiration or termination of this Agreement. Said lease and option, attached hereto as Exhibit B, shall be reviewed and approved by Abbott prior to the execution of this Agreement.[*]
MSP shall be responsible for maintenance and repair of the molds. If any mold is damaged or destroyed as a result of MSP's misuse or negligence, MSP shall repair or replace such mold at its [*].
         1.6 Prior to plant start-up, the plant shall be inspected by the Abbott Hospital Products Division Quality Assurance Department ("HPDQA"). In addition, new molding machines shall be inspected and approved by HPDQA prior to the manufacture by such machines of product for delivery to Abbott. A new molding machine shall not be deemed to be installed until it receives approval from HPDQA.
         2.       Term of Agreement
                  This Agreement shall be effective as of the date first above written, and the term of the Agreement shall be a period of ten (10) years beginning on the first day of the month after the conclusion of the start-up period. The start-up period shall be that period commencing on the date of shipment of first product to Abbott by MSP and concluding on the earlier of the ninetieth day after such commencement of installation of the sixth molding machine at the MSP plant.


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Abbott may, at its option, renew this Agreement for additional one (1) year terms by providing MSP with written notice ninety (90) days prior to the commencement of such additional one (1) year terms.
         3.       Abbott Purchase Orders
                  All product manufactured for Abbott under this Agreement shall be purchased by Abbott pursuant to Abbott's standard purchase order form, the terms and conditions contained therein, and the provisions of this Agreement. If the terms and conditions of the Abbott purchase order conflict with the provisions of this Agreement, the provisions of this Agreement shall control.
         4.       Products and Prices
                  [*]
                  During the term of this Agreement, prices and manufacturing standards shall be renegotiated annually on a calendar year basis (January 1 through December 31). Prices shall be negotiated by the parties in good faith and in accordance with the provision of Paragraph 10 below.
                  4.3 Abbott shall provide to MSP written specifications for each product. Product specifications may be changed only in writing by an authorized representative of Abbott.
                  4.4 Product delivered hereunder shall conform with the product specifications and shall be manufactured in accordance with current regulations regarding Good Manufacturing Practices promulgated by the U.S. Food and Drug Administration (the "FDA").
                  4.5 Additional products may be added to the Agreement by mutual agreement by the parties at prices to be negotiated by the parties in good faith.


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                  4.6 MSP shall be responsible for purchasing raw materials
necessary to manufacture products hereunder; provided, however, if Abbott can purchase raw materials at a lower price than MSP, Abbott shall purchase any such raw materials for delivery to the MSP plant and appropriate price adjustments shall be made to the MSP plant and appropriate price adjustments shall be made to recognize raw materials purchased by Abbott. In either event, MSP shall be responsible for the quality of raw materials.
         [*]
                  4.7 Nothing contained in this Agreement shall preclude or restrict Abbott from manufacturing injunction molded plastic products at Abbott facilities or from purchasing such products from other suppliers.
                  4.8 The parties shall cooperate to develop process improvements. The cost savings of any such process improvements, whether developed by MSP or Abbott, shall be fully passed on to Abbott as lower product prices [*] unless otherwise agreed to by the parties.
         5.       Product Transfer
                  MSP shall transfer inventory to Abbott F.O.B. MSP's plant as soon as practical after manufacture and shall issue an invoice to Abbott upon such transfer. Risk of loss shall pass to Abbott upon delivery to Abbott at the MSP plant. Abbott shall pay such invoices net cash thirty (30) days after the invoice date.
         6.       Defective Products
                  If Abbott receives defective products, it may deduct the price of such, defective products from any payments due MSP. If Abbott does not elect to make such deductions, it shall


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so notify MSP, and MSP shall, within thirty (30) days after such notice, remit the price of the defective products to Abbott.
         7.       Product Scheduling
                  Before the commencement of each month during the term of this Agreement, Abbott shall provide MSP with a monthly production schedule (which Abbott reserves the right to adjust form time to time during the month) outlining the number of machine press hours to be used by MSP in manufacturing product for Abbott up to the limits set forth in Paragraph 8 below and the types of products to be manufactured during those hours. MSP shall manufacture product for Abbott according to the monthly production schedules, which shall be adjusted to reflect the number of injection molding machines installed by MSP and the number of molds provided by Abbott.
         8.       Machine Availability
                  For each month during the term of this Agreement after the start-up period, Abbott shall, pursuant to Paragraph 9.1 below, guarantee machine press hours to MSP; such hours to be determined in the following manner:
Guaranteed Press Hours = (work days available in month x 24 hours/day) x number of molding machines installed and operating x 80%.
         9.       Capacity Utilization
                  9.1 In the event of a capacity shortfall in which MSP realizes Earned Production Hours (as defined below) less than Guaranteed Press Hours and provided that the capacity shortfall was a direct result of 1) Abbott's inability to provide sufficient unit volume (e.g., product orders), [*]


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                  The term "Earned Production Hours" shall mean actual units of product produced times standard machine hours per unit.
                  The term "Overhead Rate" shall mean the machine hour rate (as determined in accordance with the provisions of paragraph 10 below) less manufacturing variable cost (as determined in accordance with MSP's standard cost accounting procedures).
         9.2 In the event of excess capacity utilization in which MSP realizes Earned Production Hours greater than Guaranteed Press hours, MSP shall pay to Abbott an amount [*]
         9.3 Amounts payable to Abbott shall at Abbott's option be credited against invoices payable by Abbott to MSP or paid in cash to Abbott within thirty (30) days after the month such amounts accrue. Amounts payable to MSP shall be invoiced to Abbott and paid by Abbott net cash thirty (30) days after the invoice date. The monthly calculations necessary to determine capacity utilization shall be documented by the parties and retained for at least two
(2) years after the period to which such documentation applies.
         10.      Sole Payment for Product
                  With the exception of payments provided for in Paragraph 9 above, the sole payment due MSP from Abbott under this Agreement shall be an amount per unit of product transferred to Abbott inventory as calculated using the price list [*] and adjusted annually thereafter starting January 1, 1991, and each succeeding January 1 during the term of this Agreement. [*]
                  Machine hour rates shall be reviewed prior to December 31, 1990 and annually thereafter. Any adjustment to machine hour rates shall be by mutual agreement and shall be implemented at the commencement of a calendar year. Each party shall conduct negotiations on adjustments in good faith, taking into consideration the economic impact on the other party. In


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the event that an adjustment cannot be mutually agreed upon prior to December
31, 1990 or the end of any succeeding calendar year, the machine hour rates in effect during the period immediately preceding shall continue until the rates are determined pursuant to Paragraph 20 below. Machine hour rates shall be retroactive for the annual periods to which they apply.
         11.      Audit
                  MSP shall keep and maintain books and accounting records necessary to determine capacity utilization, overhead rates and machine hour rates and to negotiate and verify prices charged to Abbott. Such books and accounting records shall be kept in accordance with generally accepted accounting principles consistently applied. Upon notice to MSP, such books and records shall be open to inspection and audit by Abbott within a period of two
(2) years after the period to which such records relate. Such audit may, at Abbott's option, be performed by Abbott accountants or by independent certified public accountants retained by Abbott. The accountants shall have the right to examine the books and records kept pursuant to this Agreement and report the findings of any such examination to Abbott. A copy of any auditing report provided to Abbott shall be provided concurrently to MSP.
         12. Termination may terminate this Agreement, upon thirty (30) days' written notice to MSP with out payment by Abbott of any damages, penalties or charges whatsoever, if:
         a. Product produced by MSP consistently fails to meet product specifications for three (3) consecutive months and MSP is unable to correct deficiencies during that same period unless such failure shall be due to mold defects not caused in whole or in part by MSP, or the quality of plastic raw materials supplied by Abbott's designated supplier.


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         b.       MSP fails during three (3) consecutive months to meet 90% of the expected production level for any given month, based on the monthly production schedules provided by Abbott for that month, unless such failure shall be due to mold defects not caused in whole or in part by MSP, the quality of plastic raw materials supplied by Abbott's designated supplier, or by force majeure events beyond the control of MSP as described in Paragraph 21 below.
         c. MSP attempts to assign this Agreement or any rights hereunder, without Abbott's prior written consent; or there is a fundamental change in the control of MSP which is unacceptable to Abbott, which approval shall not be unreasonably withheld; or MSP ceases to function as a going concern; or MSP ceases to conduct its operation in the normal course of business; or a receiver for MSP is appointed; or MSP otherwise takes advantage of any bankruptcy or insolvency law.
         13.      Termination by MSP or Abbott
                  Either party may terminate this Agreement upon thirty (30) days written notice to the other if the other party shall breach a material provision of this Agreement and shall not cure such breach within a period of thirty (30) days following written notice of such breach.

         14. [*]

              14.4 MSP warrants and represents that as of the date of this Agreement and during the term of this Agreement its lease for the Premises contains and shall contain an option for MSP to purchase the Premises from the lessor/owner.
              14.5 MSP warrants and represents that it shall faithfully perform its obligations under the lease for the Premises, including the payment of rent and other charges, and shall


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comply with all terms and conditions of the lease required of MSP.
[*]

                  14.6 Prior to conveyance of the Premises to Abbott, MSP shall obtain from L&D Properties, the lessor and owner of the Premises, representations and warranties to MSP and Abbott identical to the representations and warranties of Paragraph 7 of the Real Estate Purchase Agreement.
                  14.7 Promptly after MSP conveys title to the Premises to Abbott, MSP shall provide to Abbott manufacturing know-how and technical assistance required to manufacture products at the Premises. Such assistance shall include consultation with Abbott personnel. Such assistance shall include consultation with Abbott personnel. Abbott shall reimburse MSP for all reasonable out-of-pocket expenses incurred in rendering such assistance. MSP hereby grants to Abbott a royalty-free right and license ot practice MSP know-how in the manufacture of products at the Premises, including the right to use MSP patents, patent rights, proprietary data, manufacturing processes, trade secrets, software and other MSP technical and scientific information.

                  15. MSP shall furnish to Abbott the following detailed reports:

                      a. Monthly management reports regarding production efficiencies detailing by items: units produced, cycle times, down times (with explanations), scrap rates (with explanations); and
                      b. quarterly financial statements, including: income statement, balance sheet and sources and uses of funds statement.


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         16.      Inspection by Abbott and the FDA
                  16.1 Abbott may at any time and upon prior notice to MSP, either oral or written, inspect during MSP's regular production hours the MSP plant includes raw materials, work-in-process, finished goods, and batch records. In addition, Abbott may perform such other quality assurance inspections as are deemed necessary by Abbott to insure that product manufactured by MSP will meet Abbott's requirement.
                  16.2 MSP will cooperate with the FDA with any plant inspection requested by the FDA or any other governmental authority.
         17.      Product Liability Claims
                  Abbott hereby agrees to hold harmless MSP from any product liability claims based on the product produced under the terms of this Agreement, except where liability was due to negligent acts or omissions or intentionally wrongful acts of MSP, and to reimburse MSP for any reasonable legal fees or other expenses involved in defending MSP against such claims.
         18.      Confidential Information
                  It is recognized that during the course of performance of this Agreement, the parties may from time to time disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent the disclosure of Confidential Information received from the other party; provided, however, no provision of this Agreement shall be construed to preclude disclosure of Confidential Information as may be inherent in or reasonable necessary to perform this Agreement. In addition, if Abbott purchases the Premises [*], Abbott may use Confidential Information received from MSP in Abbott's operation of the injection molding facility. As used herein, the term "Confidential Information" shall mean all information disclosed hereunder in writing and identified as confidential, or if disclosed orally is


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reduced to writing as to its general content within thirty (30) days of oral disclosure and identified it as being confidential, except any portion thereof which: 1.) is known to the recipient as evidenced by its written records before receipt thereof under this Agreement; 2.) is disclosed in good faith to the recipient after acceptance of this Agreement by a third person lawfully in possession of such information and not under an obligation of nondisclosure; 3.) becomes part of the public domain through no fault of the recipient; or 4.) is developed independently by the recipient without reference to information disclosed hereunder. The obligations of the parties relating to Confidential Information shall expire two (2) years after termination of this Agreement.
         19.      Independent Contractor
                  MSP is an independent contractor for Abbott. This Agreement does not constitute MSP as an agent or a legal representative of Abbott for any purpose whatsoever. MSP is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Abbott or to bind Abbott in any manner or thing whatsoever. Nothing in this Agreement shall be construed as creating a partnership or joint-venture between the parties.
         20.      Alternative Disputes Resolution
                  20.1 The parties recognize that bona fide disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights or obligations hereunder. In addition, despite the good faith efforts of the parties disputes may arise during the negotiation of product prices and machine hour rates. In the event of the occurrence of such a dispute, either party may, by notice to the other, have such dispute referred to their respective employees designated below or their successors; for attempted resolution by good


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faith negotiations within twenty (20) days after such notice is received. Said designated employees are as follows:
         For MSP           -        President, or his designee
         For Abbott        -        Divisional Vice President, Hospital Products
                                    Manufacturing/Engineering, or his designee
                  If the designated employees are not able to resolve such dispute within such twenty (20) day period, either party may invoke the provisions of Paragraph 20.2 below.
         20.2 Any dispute which arises in connection with this Agreement or any of its provisions shall be resolved by binding alternative dispute resolution ("ADR") in the manner described in Exhibit G, attached hereto. The decision of the neutral in any such ADR shall be final and not appealable and shall be enforceable in any court of competent jurisdiction. No punitive damages shall be recoverable by either party in any such proceeding.
         21.      Force Majeure
                  Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, strikes, fires, explosions, floods, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. During the time period in which a force majeure event is in effect, Abbott shall not be required to make the payments called for under Paragraph 9.1 above. Notwithstanding the foregoing, if said delay in


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performance shall continue for a period of ninety (90) days or more, then the party not affected may terminate this Agreement by written to the other and both parties shall be relieved fro all duties and obligations under this Agreement, except for those duties or obligations accruing prior to such termination, including but not limited to, Abbott's option to purchase the Premises.
         22.      Entire Agreement
                  This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and supersedes any written or oral prior agreements with respect thereto. No variation or modification of the terms of this Agreement nor any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each party. Failure by either party to enforce any rights in this Agreement shall not be construed as a waiver of such rights nor shall a waiver of either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
         23.      Applicable Law
                  This Agreement shall be construed, interpreted and governed by the laws of the State of Texas, exclusive of choice of law rules.
         24.      Assignment
                  Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; provided, however, either party without such consent may assign or sell the same in connection with a transfer or sale of substantially its entire business to which this Agreement pertains or in the event of a merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve a party of responsibility for the performance for any accrued obligation which such party then has hereunder.


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         25.      Notices.
                  All notices hereunder shall be delivered personally or by registered or certified mail, postage prepaid, to the following addresses of the respective parties:
                  Abbott Laboratories
                  One Abbott Park Road
                  Abbott Park, Illinois  60064-3500

                  Attention:        President, Hospital Products Division

                  With a copy to:           General Counsel

                  Mid-State Plastics, Inc.
                  Highway 220 North
                  Seagrove, North Carolina  27341

                  Attention:        President

         Notices shall be effective upon receipt if personally delivered or on the third business day following the date of mailing. A party may change its address listed above by notice to the other party.
         26.      Severability
                  If any part of this Agreement shall be judged invalid, it shall be considered severable and the remainder of the Agreement shall continue in full force and effect to the extent practicable.
         27.      Exhibits
                  All Exhibits referred to herein shall be deemed to be made a part hereof and incorporated herein in all respects.
                  The parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives on the date first above written.


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Abbott Laboratories                         Mid-State Plastics, Inc.

By:_______________________________          By:________________________________
Title_____________________________          Title:_____________________________
Date:_____________________________          Date:______________________________




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                                    Exhibit A
                      "Class 100,00" Clean Molding Facility

A Class 100,000 clean molding facility shall mean a manufacturing facility suitable for producing plastic parts for medical use which meets and maintains the following air quality standard: Particles in the air must not exceed 100,00 particles, greater than 0.5 micron, per cubic foot of air.



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                                    Exhibit B

           Lease and Option to Purchase Round Rock, Texas Real Estate


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                                    Exhibit C

                                       [*]


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                                    Exhibit D

                                      [*]


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                                    Exhibit E



                                       [*]


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                                    EXHIBIT F

                                       [*]

                  1. Premises. Seller agrees to sell and Purchaser agrees to purchase certain real property located in the city of Round Rock, Texas, together with all improvements, easements, rights and privileges appurtenant thereto (the "Premises") (a copy of the legal description of the Premises is attached hereto as Exhibit [*]. At the time this Purchase Agreement becomes effective, Purchaser shall deposit in an interest bearing account with a reputable title company acceptable to Purchaser, ten percent (10%) of the purchase price as determined by the parties in accordance with Paragraph 14 of the Agreement. The earnest money, together with all accrued interest thereon, shall be held for the mutual benefit of the parties according to the terms of this Purchase Agreement, and shall be applied toward the payment of the purchase price at closing. The balance of the purchase price, plus or minus customary prorations as set forth in Paragraph 5 hereof, shall be paid to Seller at closing by wire transfer of funds.

                  2. Closing. Provided title to the Premises is shown to be good and marketable and is accepted by Purchaser, closing shall take place at the offices of the title company issuing the title policy on the premises forty-five
(45) days after Purchaser exercises its option to purchase and gives notice to Seller of Purchaser's decision to purchase the Premises, as set forth in Paragraph 14 of the Agreement, or as soon as practicable thereafter ("Closing").


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                  3. Title. Seller shall deliver to Purchaser, at Seller's
expense, as soon as possible after Seller's exercise of its option to purchase, but in no event later than twenty-one (21) days prior to Closing, a commitment for title insurance from a reputable title insurance company acceptable to Purchaser showing good and marketable title to the Premises and all appurtenances thereto, free and clear of any liens, encumbrances, title defects, leases or other adverse interests of any nature whatsoever, except those recorded covenants, conditions, restrictions, easements, rights of way and roads of record, which in the reasonable judgment of Purchaser do not impair the use of the Premises as an industrial site. The title commitment shall contain an agreement to furnish at Closing an ALTA title insurance policy in the full amount of the purchase price of the Premises.
                  Purchaser shall be allowed fifteen (15) days after receipt of the title commitment to make any objections thereto. If any objections are made, Purchaser shall do so by sending a written statement to Seller containing such objections. Seller shall have thirty (30) days from receipt of Purchaser's objections to cure, remove or insure over any such title defects. If title cannot be made good and marketable, Purchaser may elect to rescind the Purchase Agreement or take title as is deliverable without abatement in the purchase price (except for the payment of fixed or ascertainable liens or encumbrances). In the event Purchaser elects to rescind this Purchase Agreement shall become null and void and without any further action of the parties, and the earnest money, together with any accrued interest thereon, shall be promptly refunded to Purchaser. Purchaser must make its election within ten (10) days after Seller has provided Purchaser with written notification of a title defect not susceptible of being cured, removed or insured over.
                  4. Survey. At least fifteen (15) days prior to Closing, Seller, at its expense, shall deliver to Purchaser a current certified survey of the Premises prepared by a licensed surveyor showing all recorded conditions, easements, and rights of way and roads (both public and private).

                  5. Prorations. Seller shall pay all general real estate taxes which are or shall become due as of the Closing. General real estate taxes for the year in which the Closing occurs shall be prorated to the Closing based on 110% of the most recently issued final tax bill on the Premises. All prorations shall be final, and there shall be no proration agreement. However, Seller shall pay or credit Purchaser for all special assessments and special taxes pertaining to the Premises, whether such special assessments or special taxes are due before or after the Closing.
                  6. Right to Inspect. During the term of this Purchase Agreement and until Closing, Purchaser shall have the right to enter upon the Premises during regular business hours and upon twenty-four prior notice to Seller for the purpose of conducting any environmental tests deemed appropriate by the Purchaser in its sole discretion. Purchaser shall indemnify, defend and hold Seller harmless from any judgment, claim, suit, damage, cost or expense, including reasonable attorneys fees, resulting from Purchaser's entry upon the Premises to conduct such tests.
                  If Purchaser is not satisfied, in its sole discretion, with the results from any environmental test, Purchaser shall have the right to rescind this Purchase Agreement upon written notice to SEller not less than five
(5) days prior to Closing, and this Purchase Agreement shall become null and void without any further action by the parties. In such event, the earnest money, together with any accrued interest thereon, shall be promptly refunded to Purchaser.
                  7. Representation and Warranties. Seller hereby represents and warrants to Purchaser as follows:
                  a. Seller has no knowledge and has not received any notice from any governmental authority to the effect that Seller has not complied with any applicable governmental law, ordinance, regulation, statute or rule pertaining to the Premises;

                  b. Seller has full power and authority to enter into this
                     Purchase Agreement and to perform its obligations hereunder;
                  c. There are no pending or threatened litigation,
                     condemnation, eminent domain or administrative proceedings against Seller or affecting the Premises, and there are no claims or facts with respect to Seller which could be the basis for such actions or proceedings;
                  d. Seller or any agent or representative on its behalf, has not deposited and has not permitted any other party to deposit any Hazardous Materials on the Premises. For purposes of this Purchase Agreement, Hazardous Materials shall include, but shall not be limited to, substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. SEC. 9601 et. seq., Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et. seq., Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et. seq., Toxic Substances Control Act of 1976, as amended, 15 U.S.C. Sec. 2601 et. seq., Clean Water Act, 33 U.S.C. Sec. 1251 et seq., as amended, and Clean Air Act, 42 U.S.C. Sec. 7401 et. seq., and the regulations adopted and official publications promulgated pursuant to said laws;
                  e. Seller or any agent or representative on its behalf, has not dealt with any broker, agent or finder in connection with this transaction in any manner that could give rise to any claim for brokerage commission, finder's fee, or similar type of compensation by any person or entity;

                  f. Seller has good, clear and marketable title to all
                     machinery, equipment and personalty to be conveyed to Purchaser hereunder by the Bill of Sale, as described in Paragraph 8 herein;
                  g. All of the representations and warranties contained in this paragraph shall survive Closing.
                  8. Closing Documents. At closing, Seller shall deliver to Purchaser a recordable Warranty Deed subject only to real estate taxes for the year in which the Closing occurs and subsequent years and easements, covenants, conditions and restrictions of record, along with any other customary closing documents, including, but not limited to, an Affidavit of Title covering the general exceptions of title listed in the title policy delivered by Seller to Purchaser pursuant to Paragraph 3 hereof and a Bill of Sale conveying to Purchaser all of the machinery, equipment and personalty within the Premises; and Purchaser shall, upon the delivery of the foregoing instruments, pay to Seller the balance of the purchase price as determined by the parties in accordance with Paragraph 14 of the Agreement.
                  9. Indemnification. Seller shall hereby indemnify, defend and hold Purchaser harmless from any and all claims, liability, suits, damages, causes of action, judgment or verdicts against the Purchaser or any expense or cost (including reasonable attorneys fees or any remedial action undertaken by Purchaser) incurred by Purchaser resulting from the breach of Seller's representations and warranties set forth in Paragraph 7 of this Purchase Agreement, regardless of any investigation performed at any time by or on behalf of Purchaser or any information Purchaser may have in respect thereof.
                  10. Default. If Purchaser defaults hereunder and this Purchase Agreement is terminated as a result thereof without Seller's fault, the earnest money and any accrued interest thereon shall be forfeited to Seller as liquidated damages and shall be the sole and exclusive remedy of Seller. If Seller default hereunder and this Purchase Agreement is terminated as a result thereof with out Purchaser's fault,

Purchaser's earnest money and any accrued interest thereon shall be paid immediately to Purchaser. Except for the above limitation, in addition to any other rights or remedies available at law or equity, either party may institute legal action to cure, correct or remedy any default, to recover damages for any default or to obtain any other remedy consistent with the purpose or to obtain any other remedy consistent with the purpose of this Purchase Agreement. The rights and remedies of the parties are cumulative, and the exercise by either party of one or more of such rights or remedies shall not preclude the exercise by it, at the same time or at different times, of any other right or remedy for the same default or any other default by the same party.
                  11. Damage to Premises. In the event the Premises suffers partial or substantial damage prior to Closing as a result of an insured casualty, Purchaser shall have the option, to be exercised at any time prior to Closing, either to accept title to the Premises in its damaged condition at Closing, and have Seller transfer to Purchaser all of Seller's interest in and to any insurance proceeds or rights to collect insurance proceeds with respect to the damaged Premises, or to terminate the Purchase Agreement, which shall render the Purchase Agreement null and void, and to promptly receive a refund of the earnest money, together with any accrued interest thereon.
                  12. Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
                  13. Notice. Any notice or communication required or permitted to be given herein shall be in writing and sent by registered or certified mail, postage prepaid, return receipt requested or by express mail services or facsimile machine; shall be mailed to the address listed below or such other address as each party may from time to time provide; and shall be deemed effective upon the date of mailing.
                  If to Seller:          Mid-State Plastics, Inc.

                                         Highway 220 North
                                         Seagrove, North Carolina 27341

                  With a copy to:  Corporate Real Estate Manager
                                         Abbott Laboratories
                                         Department 540
                                         One Abbott Park Road
                                         Abbott Park, Illinois  60064-3500

                  With a copy to:  General Counsel
                                         Abbott Laboratories
                                         Department 364
                                         One Abbott Park Road
                                         Abbott Park, Illinois  60064-3500

                  14. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and shall not be merged into any deed.
                  15. Captions. The paragraph headings used herein are for convenience only and are in no way intended to define or limit the substantive provisions of this Purchase Agreement.
                  16. Entire Agreement. This Purchase Agreement constitutes the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all previous agreements and understandings. This Purchase Agreement may not be amended or modified except in writing signed by both parties.
                  17. Binding Effect. This Purchase Agreement shall bind the parties hereto, their respective beneficiaries, legal representatives, heirs, successors and assigns.
                  18. Time of Essence. Time is of the essence of this Purchase Agreement.
                  19. Severability. If any provision of this Purchase Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  20. Assignment. Neither party shall assign, transfer or convey its rights under this Purchase Agreement without obtaining, in each and every instance, the prior written consent of the other party.
                  21. Nonrecordation. Neither party shall record this Purchase Agreement nor any portion or memorandum of it, without the prior written consent of the other party.
                  IN WITNESS WHEREOF, the duly authorized officers of the respective parties have executed this Purchase Agreement as of the day and year first above written.

SELLER:                                                              PURCHASER:
MID-STATE PLASTICS, INC.                     ABBOTT LABORATORIES

By:_____________________________             By:_______________________________
Its:____________________________             Its:______________________________

ATTACHMENT OF EXHIBITS
Exhibit A - Legal Description of Premises
Exhibit B - Agreement

                                    Exhibit G
                         Alternative Dispute Resolution

                  The parties agree that any dispute that arises in connection with this Agreement shall be resolved by binding Alternative Dispute Resolution
(ADR) in the manner described below. It is the intent of the (30) business days after an ADR is begun.
                  a. If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within five (5) business days after the receipt of such notice, the other party may, by written notice to the party initiating ADR, add additional issues to be resolved. Within fifteen (15) business days following the receipt of the original ADR notice a neutral person shall be selected by the then President of the Center for Public Resources ("CPR"), 680 Fifth Ave., New York, New York 10019. The neutral personal shall be an individual who shall preside in resolution of any disputes between the parties. The neutral person selected shall not be an employee, director or shareholder of either a party or of an affiliate of either party.
                     (i) Each party shall have five (5) business days from the
                         date the neutral person is selected to object in good faith to the selection of that person. If either arty makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral person under the same conditions set forth above. This second selection shall be final.
                 (b) (i) No later than twenty (20) business days after
                         selection, the neutral person shall hold a hearing to resolve each of the issues identified by the parties.
                    (ii) At least fifteen (15) business days prior to the
                         hearing, each party shall submit to the other party (the "receiving party") and the neutral person a list of all documents on which such party intends to rely in any oral or written presentation to the neutral person and a list of all witnesses, if any, such party intends to call at such hearing. Within five (5) business days after the receiving party makes a request therefor, which request must be given at least five (5) business days prior to the hearing, such other party shall deliver to the receiving party (x) one true and correct copy of each of the documents on the above-referenced list requested by such receiving party and (y) a summary of the anticipated testimony of each of such party's witnesses. Except as expressly set forth herein, the neutral person shall not require nor shall there by any discovery by any means, including depositions, interrogatories or production of documents.
                   (iii) At least five (5) business days prior to the hearing, each party must submit in writing to the neutral person and serve on the other party a proposed ruling on each issue to be resolved. Such writing shall be limited to representing the proposed rulings, shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.
                    (iv) Each party shall be entitled to no more than five (5)
                         hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during the same calendar day. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral person to determine whether the parties have had the five (5) hours to which they are entitled.
                     (v) Each party shall have the right to be represented by
                         counsel. The neutral person shall have the sole discretion with regard to the admissibility of any evidence.
                    (vi) The neutral personal shall rule on each disputed issue within ten (10) days following the completion of the testimony of both parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.
                   (vii) ADR shall take place at a location agreed by the
                         parties or if the parties are unable to agree then as designated by the neutral person. All costs incurred for a hearing room shall be shared equally by the parties.
                  (viii) The neutral person shall be paid a reasonable fee
                         plus expenses, which fees and expenses shall be shared equally by the parties.

                August 5, 1994




Mr. W. Tom Brady
Abbott Laboratories
One Abbott Park Road
Abbott Park, IL 60054

Mr. Francis H. Olmstead, Jr.
Anchor Advanced Products, Inc.
209 E. Desoto Avenue
Morristown, TN 37814

Recognizing that Abbott anticipates a shortfall in demand from the Austin facility to meet the contractual requirement, and Mid-State has a potential opportunity to sell molding services in Texas, we mutually agree to amend the


                                       [*]

Abbott Laboratories hereby authorizes Mid-State Plastics to sell the services of the Round Rock, Texas facility to other companies and change the installed capacity of the plant, provided that Abbott's requirements for injection molded plastic parts shall be given first priority at the facility. Mid-State Plastics will notify Abbott prior to the addition of each new customer and prior to changes in capacity.

Both parties agree to negotiate annually, at mid-year beginning on or about June 30, 1995, the allocated capacity for the coming calendar year, it being agreed that Abbott shall have the right to purchase the entire manufacturing capacity (18 presses) of the Round Rock plant for any such year.



---------------------------                      -----------------------------
Francis H. Olmstead, Jr.                         W. Tom Brady
President & CEO                           Division V.P. Hospital Products
Anchor Advanced Products, Inc.                   Abbott Laboratories


---------------------------                      -----------------------------
Date                                      Date

DATE:             September 11, 1995

TO:               Bob Davis

CC:               Ron Kirkpatrick

Abbott Laboratories
3900 Howard Lane
Austin, TX 78717
------------------------------------------------------------------------------

Dear Bob:


                                                             [*]

Sincerely,



Dean F. Lail                           Richard B. Mack
VP Strategic Planning                  VP Sales & Marketing

cc:      Charles Parker

[*]

September 19, 1995

Mr. Dean F. Lail
Mr. Richard B. Mack
Mid-State Plastics
P.O. Box 88
Seagrove, NC 27341

         Re:      1996 Prices
                  -----------

Gentlemen:

         We accept your Option 2d as outlined in your September 11, 1995 memo for 1996 Machine Rate and Pricing (attached).

         Summary of Option 2d:

                                       [*]

Sincerely,



Ron Kirkpatrick                              Bob Davis
Materials Manager                            Div., VP Mfg. Operations Devices

cc:      Nathan Gibson
         Jack Lail
         John McGuire
         Greg Tazalla


[*]

March 5, 1997



Mr. Jack Lail
Executive Vice President
Mid-State Plastics
Highway 220 North
P.O. Box 88
Seagrove, NC 27341

Dear Jack:

Attached is a signed copy of the contract revisions and modifications agreed to by Abbott and Mid-State.

I am pleased that we were able to come to this mutually beneficial agreement which I believe will allow us to work together on continuously improving both of our operations.

Thanks for your help, that of Dick and Dean, and the entire Mid-State group. We look forward to continuing this positive relationship.



Bob Davis

Attachment

cc:               N. Gibson - Austin
                  Ron Kirkpatrick - Austin
                  Greg Tazalla - AP30
                  Dean Lail - Mid-State
                  Dick Mack - Mid-State

                            ABBOTT/MID-STATE PLASTICS
                      CONTRACT REVISIONS AND MODIFICATIONS


1.                [*]

                  Machine hour rates will be effective January 1, of each respective year.

2.                [*]

                  If more than 10% of the commodities produced by Mid-State Plastics are decertified in any month, there will be no downtime penalty accruing in that month. The basis for decertification is quality experience at Abbott. Decertification will occur when products do not meet Abbott quality standards as outlined in Abbott specifications.

3.                [*]

                  Mid-State Plastics retains the right to refuse orders that exceed 85% of available machine press hours.

4. If Abbott supplies a mold to Mid-State Plastics that is unique as compared to molds used for commodities currently produced and such unique mold creates additional handling, processing or other procedures outside the norm, commodities will be priced at a non- contract rate to be negotiated by both parties.

5. Abbott will agree to give six (6) months notice to Mid-State Plastics if its anticipated machine press hour loading increased more than 10%.

6.                [*]

APPROVED:


---------------------        ----      ------------------------          ----     ------------------------         ----
Jack Lail                    Date      Robert E. Davis                   Date     Nathan Gibson                    Date
Executive Vice President               Divisional Vice President,                 Director, Austin Operations
Mid-States Plastics                    Hospital Products Mfg. Operations          Abbott Laboratories
                                       Abbott Laboratories

                                        *